Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Global Media Fund, LLC (GMF) hereby irrevocably and unconditionally assigns to Mosaic Nutriceuticals Corp (“Company”) MEDIA DUE BILL Certificate # 5291 in the amount of One Million Dollars ($1,000,000) redeemable by Company upon receipt by GMF of payments as outlined herein.

Company has option to increase to $2 million by extending monthly $50k pmts from 10 to 30 months with notification.

Payment. Payment will be in the form of shares of restricted common stock of Company (the “Restricted Shares”). The restricted shares portion of this Memorandum of Understanding (“MOU”) shall be paid as follows: One Million (1,000,000) shares of restricted common stock of Company (the “Restricted Shares”) to be paid upon execution of this document. These One Million (1,000,000) shares shall be valued at $500,000 for the purposes of this agreement.

The number of shares of restricted stock to be issued as payment for the remaining balance of Five Hundred Thousand ($500,000) shall be calculated using the Market Price defined below and paid as follows: Fifty Thousand Dollars ($50,000) worth of restricted stock to be issued for ten (10) consecutive calendar months with the first monthly issuance commencing no later than June 30, 2005.

The restricted stock shall be governed by the “Restricted Stock Terms” as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included “Default Provisions”.

Restricted Stock Terms

The initial shares of Restricted Shares of Common Stock specified as payment are to be issued within ten days from the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date.

Restricted Stock Valuation (Market Price)

For the purposes of this MOU, the Market Price of the restricted stock shall be calculated as ninety percent (90%) of the arithmetic average of the closing price of Company’s Common Stock for the ten (10) trading days immediately preceding the stock issuance date, as reported daily by the principal national of regional stock exchange on which the common stock is listed. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Registration Provisions

The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:

Company grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this MOU. Company shall give prompt written notice to GMF of any intended registration and will automatically include GMF’s Restricted Shares in such registration unless notified to the contrary by GMF. In the event that Company does not register the Restricted Shares as required in this MOU, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and the Company does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week of written request from GMF, Company shall pay GMF, as liquidated damages, an amount equal to five percent (5%) of the total value of this MOU, such payment shall be made no later than the first business day of the following calendar month and Company furthermore agrees to accept and represent to Company’s transfer agent as valid, an opinion letter from GMF’s counsel regarding restricted stock status.

Default Provisions

Any default by Company in the payment of any amount when due under this MOU, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified under the aforementioned Media Due Bill and, at its sole option, to terminate this MOU upon ten (10) days written notice and declare associated Media Due Bill null and void, and notwithstanding any provision hereof to the contrary, Company shall remain liable to GMF for the entire price of this MOU, including previously unvested shares. No media advertising will be distributed unless all payments outlined in this MOU and associated media Due Bill have been received by GMF in the time frame specified.

Failure of GMF to fulfill its obligations as outlined in this MOU is the only cause for termination on the part of the Company. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of Company, or failure to act on the parts of Company, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner.

The offer contained in this MOU supersedes any previous offers submitted to Company and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L. Rose, President, Global Media Fund, LLC, 7777 Leesburg Place, Falls Church, VA 22043; Ph: 631/791-6126, Fax: 631/389-2367.

Agreed and Accepted:

Mosaic Nutriceuticals Corp		/s/ [ILLEGIBLE]
Signature

Date	April 8, 2005

Agreed and Accepted:

Global Media Fund, LLC.		/s/ Done L. Rose
Signature

Date	4/8/05